Exhibit 10.1

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to that certain AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of April 29, 2024 by and between OSI Systems, Inc., a Delaware corporation (the “Company”), and Ajay Mehra (“Executive”) is made and entered into as of December 12, 2024, and shall become effective on January 1, 2025.

1.	Section 1.1 is hereby amended and restated in its entirety to provide as follows:

1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Company shall engage and employ Executive with the title and designation of President and Chief Executive Officer of the Company. Executive shall report to the Board of Directors of the Company and perform the services and duties customarily incident to such office.

2.	Section 1.3 is amended and restated in its entirety to provide as follows:

1.3 Except for routine travel incident to the business of the Company or the performance of his duties, Executive shall perform services hereunder primarily at the Company's offices in Hawthorne and Torrance, California, or at such other place as Executive and the Company may from time to time agree.

3.	Section 3.1 is amended and restated in its entirety to provide as follows:

3.1 Base Salary. Executive’s Base Salary shall be Seven Hundred Fifty Thousand Dollars ($750,000) per annum, less applicable withholdings (“Base Salary”). The Base Salary shall be payable at such times and in such manner as the Company customarily pays other similarly situated executives but in no event less frequently than twice per month. Executive’s Base Salary shall be reviewed annually.

4.	Section 4.3.1(g) is amended and restated in its entirety to provide as follows:

(g) Change in Role. In the event that, for whatever reason, the Company is no longer the parent entity in its organizational framework, such that Executive is no longer the President and Chief Executive Officer of the Company.

5.	Section 4.4.1 is hereby amended and restated in its entirety to provide as follows:

4.4.1 Involuntary Termination. In the event of termination of Executive’s employment either by the Company without Cause pursuant to Section 4.2.3 or by Executive for Good Reason pursuant to Section 4.3.1, subject to the provisions of Section 4.4.2 below, Executive shall also be entitled to the following in addition to the Accrued Compensation above: (a) a single lump sum payable as provided in Section 4.4.5, equal to twenty-four (24) months of Base Salary at Executive’s then-current Base Salary (which shall be the Base Salary before any temporary reduction pursuant to Section 4.3.1(c) or otherwise), plus two (2) times the average of the highest three (3) annual bonuses paid by the Company to Executive over the five (5) calendar years preceding such termination; (b) continuation of Executive’s car usage or allowance payments, as set forth in Section 3.5, for a period of six (6) months after Separation from Service, (c) a six thousand dollars ($6,000) allowance for outplacement services payable at the same time as the severance payment provided under 4.4.1(a), and (d) acceleration of vesting of all stock options, equity grants and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of the Completion Date) from the Company to Executive as follows: (i) grants vesting over time shall be fully vested on Separation from Service, (ii) grants vesting based on performance shall be accelerated and fully vested on Separation from Service at target performance levels without regard to whether the performance targets are met for such performance period, and (iii) the time to exercise nonqualified stock options shall be extended such that Executive’s right to exercise such stock options shall continue until the first anniversary of the Completion Date, but in no event later than the Expiration Date of the options, as defined under the stock option agreement covering such options.

Ajay Mehra Amendment to Amended and Restated Employment Agreement

6.	All other terms of the Agreement shall remain unchanged and the Agreement, as amended hereby, is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date first set forth above.

EXECUTIVE

Ajay Mehra

OSI SYSTEMS, INC.

By: Alan Edrick, Executive Vice President and CFO

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